UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2006

PHANTOM ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50535	65-1048794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Fifth Avenue, Suite 4100, Seattle, Washington 98104

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (206) 370-4758

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 7, 2006, Phantom Entertainment, Inc. (the “Company”) issued Original Issue Discount Secured Notes (the “Notes”) in the aggregate principal amount of $250,000 to John Fife, an accredited investor (the “Holder”), in three (3) equal denominations for an aggregate purchase price of $150,000. The Notes mature on January 6, 2007, March 7, 2007 and June 7, 2007, respectively. The Notes do not bear interest; provided, however, default interest equal to 18% per annum is payable to the Holder upon an event of default, as defined in the Notes. Upon at least five, but no more than 10 business days advanced written notice, the Company has the right to prepay all or part of any outstanding amounts under the Notes without penalty at any time prior to the respective maturity dates.

The Notes are secured by a Stock Pledge Agreement (the “Agreement”) dated as of December 7, 2006 by and between the Company and the Holder, wherein the Company agreed to pledge 129,000,000 shares of common stock (the “Collateral”) as security for (i) the performance of the Company of its obligations under the Notes, and (ii) the performance by Timothy Roberts, the Company’s Chairman of the Board of Directors, of his Guaranty delivered to the Holder on December 7, 2006. Pursuant to the Agreement, if on any weekly anniversary subsequent to the date of issuance of the Notes, the market value of the Collateral then held by in escrow does not equal or exceed 2.25 times the principal amount of the Notes, then the Pledgor shall deliver to the Holder, within 5 business days of such date, a certificate for additional Collateral equal to not less than 2.25 times the principal amount of the Notes. If the Company fails to deliver a certificate for additional Collateral to the Holder within 5 business days, the Company shall pay to the Holder, in cash, an amount equal to $250 per business day until such certificate is delivered.

ITEM 5.02 - DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On December 4, 2006, the Company’s Board of Directors appointed Mr. Terrance Taylor as the Treasurer and Controller of the Company. There are no understandings or arrangements between Mr. Taylor and any other person pursuant to which Mr. Taylor was selected as an executive officer. Mr. Taylor does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.

From November 2003, to June 2004, Mr. Taylor served as Controller and Acting Chief Financial Officer of Infinium Labs, Inc., and as Controller of its predecessor, Infinium Labs Operating Corporation. From June 1999 to November 2003, Mr. Taylor served as controller at Wireless One Network, a cellular telephone operator in southwest Florida that was acquired by AT&T. From April 1998 to May 1999, Mr. Taylor served as Chief Financial Officer of Abaris Care, Inc., which operated 18 assisted living communities.

In addition, on December 4, 2006 the Company entered into an Employment Agreement with Mr. Taylor, its Treasurer and Controller. Pursuant to the Employment Agreement, the Company will employ Mr. Taylor for a period of 1 year commencing December 6, 2006, which will be automatically renewed for successive 1 year periods until written notice not to renew is delivered by either the Company or Mr. Taylor. Mr. Taylor will be paid an annual base salary of $150,000 (“Base Salary”). In addition, Mr. Taylor will be eligible to earn an annual cash bonus of up to $37,500 based on meeting performance objectives and bonus criteria.

Mr. Taylor will be granted a signing bonus in the form of the Company’s issuance of 5,000,000 shares of common stock. During the term of his employment and for a period thereafter, Mr. Taylor will be subject to non-competition and non-solicitation provisions, subject to standard exceptions.

ITEM 2.03 - CREATION OF A DIRECT FINANCIAL OBLIGATION.

See Item 1.01 above.

ITEM 8.01 - OTHER EVENTS

As previously reported in the Company’s periodic filings with the SEC, the Company leased 22,284 square feet of office space in Seattle, Washington, from Centris Properties from which the Company oversaw product development. The monthly rent expense for this office space was $25,070.

On December 4, 2006, the Company’s Board of Directors authorized the Company to terminate the lease, and move all of its assets located on the premises to Sarasota, Florida. In addition, the Board of Directors empowered the Company to locate new office space in Sarasota, Florida.

In connection with the previously announced lawsuit against the Company by Longview Special Finance, Inc. ("Longview"), the United States District Court for the Southern District of New York has directed the Company to issue 1,849,568 shares to Longview and to honor future requests by Longview for conversion of its debentures into common stock and future exercises of warrants submitted by Longview. The Court also directed the Company to authorize and reserve sufficient shares of its stock to honor Longview’s conversion requests and exercises of warrants, and enjoined the Company from issuing shares to anyone other than Longview until it has complied with the Court’s directive. The Court directed Longview to post an undertaking in the sum of $25,000.

The Company is engaging in settlement negotiations with Longview, and intends to continue to defend vigorously against this lawsuit in the event that efforts of settlement are not successful.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	1 Month Original Issue Discount Secured Note of Phantom Entertainment, Inc.
10.2	3 Month Original Issue Discount Secured Note of Phantom Entertainment, Inc.
10.3	6 Month Original Issue Discount Secured Note of Phantom Entertainment, Inc.
10.4	Stock Pledge Agreement dated as of December 7, 2006 by and between Phantom Entertainment, Inc. and John Fife.
10.5	Guaranty dated as of December 7, 2006 made by Timothy Roberts.
10.6	Employment Agreement dated as of December 4, 2006 by and between Phantom Entertainment, Inc. and Terrance Taylor

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phantom Entertainment, Inc.

Date: December 8, 2006
/s/ Greg Koler

Greg Koler
Chief Executive Officer